UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2013

QUICKSILVER RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14837 (Commission File Number)	75-2756163 (IRS Employer Identification No.)

801 Cherry Street
Suite 3700, Unit 19
Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 665-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.
On July 30, 2013, Quicksilver Resources Canada Inc. (“QRCI”), a subsidiary of Quicksilver Resources Inc., received written notice from NOVA Gas Transmission Ltd. (“NGTL”) terminating the Project and Expenditure Authorization, dated as of April 6, 2011, between QRCI and NGTL (as amended, the “PEA”), which authorized NGTL to construct a 75‑mile pipeline connecting NGTL’s Alberta system to a meter station to be constructed on QRCI’s acreage in the Horn River Basin in British Columbia (the “Komie North Project”) and a related meter station. NGTL delivered the termination notice because it did not receive the certificate of public convenience and necessity required to develop the Komie North Project as contemplated in the PEA.
The PEA required QRCI to construct a treatment facility and provide financial guarantees to cover NGTL’s costs for the Komie North Project. QRCI has provided C$14 million in letters of credit to support this obligation. NGTL has indicated that it would release the letters of credit in connection with the payment by QRCI of costs incurred by NGTL, which are estimated to be approximately $12.8 million.
The Commitment Letter, dated as of April 6, 2011, between QRCI and NGTL, as amended, pursuant to which QRCI had agreed to deliver gas to the Komie North Project from its properties in the Horn River Basin, also terminated, in accordance with its terms, upon termination of the PEA.
QRCI maintains its ability to sell gas at the Station 2 and AECO hubs, as its current production is served by existing treating facilities and pipelines.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off‑Balance Sheet Arrangement.
The information set forth in Item 1.02 of this Current Report on Form 8‑K is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICKSILVER RESOURCES INC.

By:	/s/ John C. Regan
John C. Regan
Senior Vice President – Chief Financial Officer and Chief Accounting Officer

Date: August 5, 2013